Exhibit 10.1
EXECUTION VERSION

MASTER TRANSACTION AGREEMENT
by and among
PARKWAY PROPERTIES, INC.;
PARKWAY PROPERTIES LP;
EOLA OFFICE PARTNERS LLC (“EOP”);
EOLA CAPITAL LLC (“EOC”);
and
THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE HERETO
April 10, 2011

Exhibits

Purchase and Sale Agreement Transactions	A
Initial Salaries, Cash Bonus and Equity Incentives	B
Change In Control Agreement	C
Form of Indemnification Agreement	D
Employment Locations	E
Non-Officer Employees Subject to Severance	F-1
Form of Release	F-2

MASTER TRANSACTION AGREEMENT
     This Master Transaction Agreement (this “Agreement”), dated as of April 10, 2011, is by and among Eola Office Partners LLC, a Florida limited liability company (“EOP”), EOLA Capital LLC, a Florida limited liability company (“EOC”), Parkway Properties, Inc., a Maryland corporation (“Parent”), Parkway Properties LP, a Delaware limited partnership (“Partnership”), and each of the individuals listed on the signature page to this Agreement (each, an “Executive” and collectively, the “Executives”). EOP, EOC, Parent, Partnership, and the Executives are sometimes referred to herein as the “Parties” and each, a “Party.”
     WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties and certain of their respective Affiliates are entering into the following other transaction agreements (the “Related Agreements”): (i) a contribution agreement (the “Contribution Agreement”), pursuant to which, among other things, (x) all of the membership interests of EOP will be contributed to the Partnership, and (y) all of the membership interests of EOC owned by Banyan Street Office Holdings LLC, a Florida limited liability company, will be contributed to the Partnership (collectively, the “Contributions”); and (ii) purchase and sale agreements, pursuant to which, among other things, Affiliates of Parent shall directly or indirectly purchase interests in certain real property and improvements as listed on Exhibit A hereto (collectively, the “Property Acquisitions” and, together with the Contributions, the “Transactions”); and
     WHEREAS, the Parties desire to enter into this Agreement to agree to certain terms and conditions relating to the Transactions, which are not addressed in the Related Agreements.
     NOW THEREFORE, the Parties acknowledge the adequacy and receipt of the consideration provided to each through their respective representations, warranties, conditions, rights and promises contained in this Agreement, and other good and valuable consideration, and intending to be legally bound hereby, agree as provided below.
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Contribution Agreement.
ARTICLE 2
EXECUTIVE EMPLOYMENT WITH PARENT
     2.1 Appointment of Officers.
     2.1.1 Effective the later of (x) June 1, 2011 or (y) the Closing, Parent hereby agrees that James R. Heistand shall be appointed as Executive Chairman of the Board of Parent and Mr. Heistand hereby agrees to accept such appointment and to serve in such capacity at the direction of the Board of Directors of Parent. As the Executive Chairman of the Board of Parent, Mr. Heistand shall be entitled to observe all meetings of the investment committee of the Board.

          2.1.2 Effective immediately following the Closing, Parent hereby agrees that Henry F. Pratt, III shall be appointed as Executive Vice President and Head of Asset Management and Third Party Services and Mr. Pratt agrees to accept such appointment and to serve in such capacity at the direction of the Board of Directors of Parent.
          2.1.3 The name and title of each other person that will serve as a member of Parent’s senior management team upon Closing are set forth on Exhibit B hereto.
     2.2 Compensation.
          2.2.1 Salary. The initial annual base salaries, target cash bonuses and target equity incentive compensation for Mr. Heistand and Mr. Pratt and all other persons that will be serving as a member of Parent’s senior management team following the Closing are set forth on Exhibit B hereto. Each of Mr. Heistand and Mr. Pratt understand and agree that any future annual adjustments to the amounts set forth on Exhibit B and the amount of any actual bonuses and equity or other compensation payable to such Executive will be determined by the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”), in its sole discretion; provided however that (i) the base salaries for Mr. Heistand and Mr. Pratt shall not be reduced below the initial base salary amounts listed on Exhibit B for periods of employment from the Closing Date through December 31, 2012 and (ii) with respect to the cash bonuses payable to Mr. Heistand and Mr. Pratt with respect to the fiscal year ended December 31, 2011 only, such Executive shall be entitled to the full amount of the target cash bonus amounts listed in Exhibit B without regard to the achievement of any particular performance criteria, prorated for the period from the Closing Date through December 31, 2011. Annual cash bonuses for future years will be subject to such conditions as may be determined by the Compensation Committee. The annual base salaries will be paid in equal bi-weekly amounts and will be prorated from the Closing Date through December 31, 2011. The base salaries shall be payable on Parent’s regularly scheduled payroll dates, after such deductions and withholdings as may be required by applicable law. The payment of annual cash bonuses for each of Mr. Heistand and Mr. Pratt shall be contingent upon the Executive remaining employed by Parent on the bonus payment date, which bonus payment date shall be paid concurrent with the bonus payment date for Parent’s other executive officers who receive bonuses. The bonus payment date for 2011 bonuses is currently expected to be in February 2012. The initial equity incentive compensation grants to each of Mr. Heistand and Mr. Pratt shall be granted under individual grant award agreements which shall contain terms that are consistent with the terms and conditions of Parent’s 2010 Omnibus Equity Incentive Plan.
          2.2.2 Benefits. During the period of their employment by Parent, Mr. Heistand and Mr. Pratt will be entitled to paid time off and holiday pay in accordance with Parent’s policies in effect from time to time and will be eligible to participate in such employee benefit plans currently, or hereafter made, available to executive officers of Parent, in accordance with and subject to the terms and conditions of such plans; provided that, during the period from the Closing Date through December 31, 2011, Mr. Heistand and Mr. Pratt may, at Parent’s election, continue to be eligible to participate in the employee benefit plans, programs and policies of EOC or EOP, rather than of Parent, on a basis consistent with past practices. A summary of such benefits currently in effect is set forth in Parent’s Employee Handbook, a copy of which has been provided to each of Mr. Heistand and Mr. Pratt.

          2.2.3 Change In Control Agreement; Indemnification Agreement.
(a)	At Closing, Parent shall enter into a Change In Control Agreement with each of Mr. Heistand and Mr. Pratt in the form attached as Exhibit C hereto.

(b)	At Closing, Parent shall enter into an Indemnification Agreement with each of the Executives in the form attached as Exhibit D hereto.
          2.2.4 Appointment of Directors. Effective the later of (x) June 1, 2011 or (y) the Closing, Mr. Heistand and Mr. Touzet shall be appointed as directors of Parent to fill two (2) newly created directorships of Parent and to serve as directors of Parent until the annual meeting of stockholders of Parent to be held in May, 2012 (the “2012 Annual Meeting”). The Nominating and Corporate Governance Committee of the Board of Directors of Parent, and the full Board of Directors of Parent, have approved Mr. Heistand as a nominee for re-election as a director of Parent at the 2012 Annual Meeting and Parent agrees to nominate Mr. Heistand for election as a director at the 2012 Annual Meeting. Each of Mr. Heistand and Mr. Touzet agrees to serve as a director of Parent effective as of the time described above, and Mr. Heistand agrees to stand for election as a director of Parent at the 2012 Annual Meeting and further agrees to provide to Parent all information required by the rules and regulations of the Securities and Exchange Commission for inclusion in Parent’s proxy statement with respect to the 2012 Annual Meeting. The Parties understand and acknowledge that upon their appointment neither Mr. Heistand nor Mr. Touzet will be considered independent directors of Parent. Each of Mr. Heistand and Mr. Touzet agree that he will recuse himself from any discussion or action by the Board of Directors of Parent, or any committee thereof, which involves a property in which either Mr. Heistand or Mr. Touzet holds a direct or indirect ownership or other interest (other than discussions or decisions that relate to property management matters generally) or any other matter in which Mr. Heistand or Mr. Touzet has a conflict of interest, consistent with Parent’s Code of Business Conduct and Ethics, as in effect from time to time.
          2.2.5 No Employment Agreement: At-Will Employment. The Executives understand and agree that no employee or officer of Parent has an employment agreement with Parent and this Agreement is not intended to be, and shall not be construed as, an employment agreement as between any Executive and Parent or any of Parent’s affiliates, or as otherwise conferring upon any Executive any right to continued employment or any continuing monetary or other benefit, except to the extent expressly provided in this Agreement. Parent’s employment of Mr. Heistand and Mr. Pratt is at will. Either Parent, Mr. Heistand or Mr. Pratt may terminate such Executive’s employment at any time for any or no reason, with or without Cause (as defined below) or notice.
          2.2.6 Touzet Severance. The Parties acknowledge and agree that in connection with the Transactions, Mr. Touzet shall be terminated as an employee of EOP and/or EOC effective as of the Closing Date and will not be employed by Parent or any of its Affiliates; provided that Mr. Touzet shall be entitled to severance pay in the aggregate amount of $1,892,502.13. Such severance pay shall be paid, subject to applicable federal, state, and local taxes and withholding, in one lump sum within thirty days following the Closing Date. For purposes hereof, termination of employment shall mean a “separation from service” within the meaning of Internal Revenue Code section 409A. Parent’s obligations under this Section 2.2.6 shall be contingent upon receipt at Closing of a Release (as defined below) from Mr. Touzet.
          2.2.7 Breach and Exclusive Remedy. In the event (i) of a breach of Sections 2.1.1, 2.2.1, 2.2.4 or 2.2.6 (as such obligations relate to Mr. Heistand or Mr. Touzet), which breach Parent fails to cure within ninety (90) days following notice of such breach to Parent, or (ii) that the employment of Mr. Heistand with Parent is terminated by Parent for any reason other than Cause, as defined below, (a “Lock-up Breach”), the sole and exclusive remedy of either Mr. Heistand or Mr. Touzet shall be: (A) such event shall constitute a Principal Termination Event (as defined in the Contribution Agreement) and Parent and Partnership shall be required to perform all obligations set forth in each of Sections 3.6.1(f) and 3.6.2(f) of the Contribution Agreement, and (B) each of Mr. Heistand and Mr. Touzet shall be fully released from his obligations under Article I of that certain Lock Up and Voting Agreement dated April 10, 2011 (the “Voting Agreement”) by and among Parent, the Partnership and the Executives (“Lock-up Release”). In the event of a breach of Sections 2.1.2 or 2.2.1 of this Agreement by Parent, as such obligations relate to Mr. Pratt, which breach Parent fails to cure within ninety (90) days following notice of such breach to Parent, Mr. Pratt shall be fully released from his obligations under Article I of the Voting Agreement (“Additional Lock-up Release”). Any Lock-up Release or Additional Lock-up Release shall be effective as of the calendar day following the cure period permitted under this Section 2.2.7, or with respect to a termination for any reason other than for Cause, as of the effective date of such termination. For purposes of this Agreement “Cause” shall mean (i) the continued failure by the Executive to perform material responsibilities and duties toward Parent (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to Parent monetarily or otherwise, (iii) the conviction of the Executive of a felony, (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of Parent and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance or nonfeasance of duty, (v) the failure of the Executive to comply with the post-Closing covenants contained in Section 11.8.8 or the payment obligations under Article 12 of the Contribution Agreement (unless the parties are engaged in a bona fide dispute under such provisions), or (vi) the breach by the Executive of any material term of this Agreement or the Voting Agreement, which continues after thirty (30) days’ notice by Parent to Executive as to such breach; provided, however, that Cause shall not include the Executive’s lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Parent. The Executive’s employment shall not be deemed to have been terminated for Cause unless Parent shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for Parent’s intention to terminate the Executive’s employment for Cause, (B) a reasonable opportunity, at any time during the thirty (30)-day period after the Executive’s receipt of such notice, for the Executive, together with the Executive’s counsel, to be heard before the Board, and (C) a Notice of Termination (as defined below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), (iv) or (v) of the first sentence of this Section 2.2.7. For purposes of this Agreement “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).
ARTICLE 3
ADDITIONAL COVENANTS
     3.1 Residual Obligations. The Parties acknowledge that each of Mr. Heistand, Mr. Touzet and Mr. Pratt will have continuing obligations to perform asset management and other services and will continue to have other responsibilities (the “Outside Activities”) with respect to and for the benefit of certain EOP-managed properties and EOC-managed properties that will not be acquired as part of the Transactions (the “Excluded Assets”). The Parties agree that Mr. Heistand’s, Mr. Touzet’s and Mr. Pratt’s continuation of the Outside Activities is permitted under the terms of this Agreement and that the performance of such Outside Activities will provide certain benefits to the Parent and the Partnership, as the property managers of the Excluded Assets. Each of Mr. Heistand, Mr. Touzet and Mr. Pratt may continue to engage in such Outside Activities so long as such responsibilities do not, materially and on a continuing basis, interfere with the Executives’ employment or other obligations to Parent. In addition, Parent acknowledges and agrees that the Board of Directors of Parent has authorized and approved the Outside Activities to be performed by each of Mr. Heistand and Mr. Touzet and determined that such Outside Activities do not violate Parent’s Code of Business Conduct and Ethics, Corporate Governance Guidelines or similar policy of Parent, as in effect from time to time.
     3.2 Employment Locations of Officers and Management. Exhibit E hereto sets forth the job title and location of employment with Parent for each of the Persons listed therein.
     3.3 Severance of Employees.
          3.3.1 Each of the employees of EOP or EOC immediately prior to the Closing who are terminated at or immediately prior to Closing as a result of the Contributions, a list of each such affected persons being set forth on Exhibit F-1 hereto (each, other than Mr. Touzet, an “Other Employee” and collectively, the “Other Employees”) and who timely sign a release of claims in the form attached as Exhibit F-2 hereto (a “Release”), will be entitled to receive severance pay in the aggregate amount set forth opposite such person’s name as set forth on Exhibit F-1 under the heading “Aggregate Severance Pay.”
          3.3.2 All severance pay to the Other Employees will be paid, subject to applicable federal, state, and local taxes and withholding, in a single lump sum within thirty (30) days following the Closing Date.
     3.3.3 Each employee of EOP or EOC immediately prior to the Closing (each, an “Additional Terminated Employee” and, collectively, the “Additional Terminated Employees”) who is terminated as a result of the Transactions within six (6) months following the Closing Date, and who timely signs a Release, will be eligible for severance pay in the aggregate amount of one month of base salary as in effect immediately prior to such Person’s termination for every year of service with EOP or EOC, as applicable; provided that, notwithstanding the foregoing, the maximum amount of severance payable to any Additional Terminated Employee shall be twelve (12) months of base salary as in effect immediately prior to such Person’s termination, and the minimum amount of severance shall be three (3) months of such base salary. Such severance amount shall be paid, subject to applicable federal, state, and local taxes and withholding, in a single lump sum within thirty (30) days following the Additional Terminated Employee’s termination.
          3.3.4 For purposes hereof, termination of employment shall mean a “separation from service” within the meaning of Internal Revenue Code section 409A.
          3.3.5 For purposes of this Agreement, any Employee who is terminated within six (6) months following the Closing Date for any reason other than for Cause, shall be deemed to have been terminated as a result of the Transactions and shall be eligible for the benefits set forth in this Section 3.3. Any Employee who voluntarily resigns shall not be eligible for the benefits set forth in this Section 3.3. Parent’s obligations with respect to any employee of EOP or EOC under this Section 3.3 shall be contingent upon the timely receipt of the Release from such terminated employee.
          3.3.6 Notwithstanding any other provision of this Agreement, any Employee who is not listed on Exhibit F-1, who is offered a comparable job with EOP, EOC or Parent following the Closing and who does not accept such job shall not be eligible for severance pay or other benefits.
ARTICLE 4
HEADQUARTERS
     4.1 Headquarters. At Closing, the principal executive offices of Parent shall remain in Jackson, Mississippi, and a co-headquarters shall be located in Orlando, Florida.
ARTICLE 5
RIGHT OF FIRST OFFER
     5.1 Touzet Option Property. On the terms and subject to the conditions set forth in this Section 5.1, Mr. Touzet hereby grants to Parent (or an Affiliate of Parent designated by Parent in writing) a right of first offer with respect to any Touzet Option Property in accordance with the terms and conditions set forth in this Article 5, during the twenty four (24) month period beginning on the Closing Date (the “Option Period”). For purposes of this Section 5.1, a “Touzet Option Property” means any parcel of real property (i) that is an office building containing no less than 100,000 rentable square feet, (ii) that is located in a Parkway Market (as defined below), and (iii) with respect to which a Touzet Purchaser has the authority to acquire, and controls decision-making with respect to the acquisition of (including transfer of the right to acquire) the fee simple interest in such parcel of real property; provided that, for purposes of clarity, Touzet Option Property shall expressly exclude any Managed Property. For purposes of this Section 5.1, “Touzet Purchaser” means any of (x) Mr. Touzet, individually, (y) an entity wholly-owned by Mr. Touzet, and/or (z) an entity partially-owned by Mr. Touzet together with any third Person who is acting as a passive co-investor in connection with any proposed fee simple acquisition of a Touzet Option Property.

          5.1.1 In the event that any Touzet Purchaser desires to acquire fee simple title to any Touzet Option Property at any time during the Option Period, then, prior to the delivery of an offer by a Touzet Purchaser with respect to the fee simple acquisition of such Touzet Option Property, Mr. Touzet shall deliver to Parent a notice of the intent to send an offer to the property owner of, or broker with respect to, such Touzet Option Property (an “Offer Notice”), accompanied by a copy of such proposed offer.
          5.1.2 Within five (5) business days following the delivery of an Offer Notice to Parent, Parent shall notify Mr. Touzet in writing if Parent desires to make such offer to the property owner of, or broker with respect to, such Touzet Option Property on the same terms and conditions as proposed to be made by the applicable Touzet Purchaser by delivery of written notice of such election (an “Election Notice”). If Parent timely delivers an Election Notice, then Mr. Touzet shall use commercially reasonable efforts to assist Parent in submitting such offer to the property owner. If Parent does not timely submit an Election Notice or declines in writing to submit such offer, then Mr. Touzet and/or the applicable Touzet Purchaser shall be deemed to have complied with the obligations under Sections 5.1.1 and 5.1.2, and shall be entitled to submit such offer to the property owner of, or broker with respect to, such Touzet Option Property.
          5.1.3 In addition to complying with Sections 5.1.1 and 5.1.2, if applicable, with respect to a Touzet Option Property, in the event that a Touzet Purchaser desires to acquire fee simple title to a Touzet Option Property as to which no Election Notice was delivered by Parent under Section 5.1.2 above or as to which an Election Notice was timely delivered by Parent under Section 5.1.2 above but Parent subsequently determined to abandon the transaction, at any time during the Option Period, then, prior to the execution of any letter of intent, memorandum of understanding, purchase contract or similar document between any Touzet Purchaser and any current property owner of a Touzet Option Property for the fee simple acquisition of such Touzet Option Property (each, a “Purchase Document”), Mr. Touzet shall deliver to Parent a notice of intent to enter into a Purchase Document (a “Contract Notice”), together with a copy of such proposed Purchase Document, including all available exhibits and schedules thereto, and provide Parent with access to the offering and due diligence materials available to Mr. Touzet (including, without limitation, title, survey, environmental reports, loan information) with respect to the Touzet Option Property.
          5.1.4 Within five (5) business days following the delivery of a Contract Notice to Parent, Parent shall notify Mr. Touzet in writing if Parent desires to execute the applicable Purchase Document on the terms and conditions set forth therein by delivery of written notice of such election (a “Purchase Election Notice”). If Parent timely delivers a Purchase Election Notice, then (i) Mr. Touzet shall use commercially reasonable efforts (but without the requirement to make any payment) to arrange for the applicable property owner of the Touzet Option Property to execute the Purchase Document with Parent, or Parent’s designee, as substitute purchaser and otherwise take all actions reasonably requested by Parent in connection therewith, and (ii) Parent shall reimburse Mr. Touzet or the Touzet Purchaser for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and deposits) incurred by the Touzet Purchaser in connection with the potential acquisition of the Touzet Option Property within five (5) business days of Mr. Touzet’s submission of an invoice and reasonable supporting documentation of such costs and expenses.

          5.1.5 If Parent does not timely deliver a Purchase Election Notice in accordance with Section 5.1.4 or declines in writing to execute the applicable Purchase Document, then Mr. Touzet shall be deemed to have complied with his obligations under this Section 5.1 with respect to such Touzet Option Property, Parent’s rights with respect to such Touzet Option Property shall expire and Parent shall have no further rights with respect to the purchase of such Touzet Option Property (but Mr. Touzet shall have no obligation to refund any expenses previously reimbursed by Parent pursuant to this Section 5.1) and a Touzet Purchaser may consummate the proposed transaction; provided, however, that (A) the terms of this Section 5.1 shall continue to apply to any other Touzet Option Property during the Option Period; (B) Mr. Touzet must consummate the proposed transaction with respect to such Touzet Option Property within one hundred twenty (120) days following the date of delivery of the Contract Notice on terms no more favorable in all material respects taken as a whole to the buyer than those set forth in the Purchase Document (other than such modifications to the transaction terms resulting from findings arising out of the due diligence process) ; and (C) the provisions of Section 5.2 below, relating to property management services shall apply with respect to such Touzet Option Property in the event a Touzet Purchaser acquires such Touzet Option Property.
          5.1.6 If Parent timely elects to execute the applicable Purchase Document but subsequently determines (before or after executing such Purchase Document) to abandon any negotiations with respect to the acquisition of a Touzet Option Property, then Mr. Touzet shall be deemed to have complied with his obligations under this Section 5.1 with respect to such Touzet Option Property, Parent’s rights with respect to such Touzet Option Property shall expire and Parent shall have no further rights with respect to the purchase of such Touzet Option Property (but Mr. Touzet shall have no obligation to refund any expenses previously reimbursed by Parent pursuant to this Section 5.1); provided, however, that (A) the terms of this Section 5.1 shall continue to apply to any other Touzet Option Property during the Option Period; (B) the Touzet Purchaser must consummate the proposed transaction with respect to such Touzet Option Property within one hundred twenty (120) days following the date on which Parent notifies Mr. Touzet in writing that it has abandoned the transaction, on terms no more favorable in all material respects taken as a whole to the buyer than those set forth in the Purchase Document (other than such modifications to the transaction terms resulting from findings arising out of the due diligence process); and (C) the provisions of Section 5.2 below, relating to property management services shall apply with respect to such Touzet Option Property in the event a Touzet Purchaser acquires such Touzet Option Property.
     5.2 Property Management Option. On the terms and subject to the conditions of this Section 5.2, Mr. Touzet, on behalf of himself and any Touzet Purchaser, hereby grants to Parent (or an Affiliate of Parent) a right of first offer with respect to the provision of property management services to any Touzet Option Property actually acquired by a Touzet Purchaser during the Option Period.
          5.2.1 Prior to entering into a property management agreement or leasing agreement with respect to any Touzet Option Property acquired by any Touzet Purchaser, Mr. Touzet shall make available to Parent the following information with respect to such Touzet Option Property: a tenant list, rent roll and loan documentation, together with the proposed terms of the property management arrangement, including management fees, construction management fees and leasing commissions. The Parties agree that the management agreement for any Touzet

Option Property subject to this Section 5.2 shall be in a form reasonably satisfactory to any Person that holds an interest in the Touzet Option Property and any lender with respect to the Touzet Option Property.
          5.2.2 Parent shall have five (5) business days after receipt of the information identified in Section 5.2.1 above to notify Mr. Touzet in writing if Parent elects to have an Affiliate of Parent enter into the proposed management agreement, or to propose alternative terms for the management agreement by delivery of written notice of such election (a “Management Election Notice”). If Parent timely delivers a Management Election Notice, then Parent and Mr. Touzet shall negotiate the terms of the proposed management agreement during the fifteen (15) day period beginning on Mr. Touzet’s receipt of the Management Election Notice, which terms shall be market based for the class and location of the property. If Parent and Mr. Touzet cannot agree on the terms of the proposed management agreement during such fifteen (15) day period, Mr. Touzet shall be deemed to have complied with his obligations under this Section 5.2 with respect to such Touzet Option Property and Mr. Touzet or his Affiliates may enter into a management agreement with respect to such Touzet Option Property with a third party on terms no more favorable in all material respects taken as a whole to the third party management company than the terms originally proposed to Parent pursuant to Section 5.2.1 above. If Parent does not timely deliver a Management Election Notice or declines in writing to enter into the proposed management agreement, or to propose alternative terms for the management agreement, Mr. Touzet shall be deemed to have complied with his obligations under this Section 5.2 with respect to such Touzet Option Property and Mr. Touzet or his Affiliates may enter into a management agreement with respect to such Touzet Option Property with a third party on terms no more favorable in all material respects taken as a whole to the third party management company than the terms originally proposed to Parent pursuant to Section 5.2.1 above.
          5.2.3 Notwithstanding anything to the contrary in this Section 5.2, the obligation of Mr. Touzet to offer Parent the right to manage any Touzet Option Property shall not apply to any Touzet Option Property in which Mr. Touzet has a co-investor that (i) is actively engaged in office property management; (ii) is seeking the right to control management services as part of the acquisition; and (iii) undertakes the management of such Touzet Option Property.
     5.3 Confidentiality. Parent hereby acknowledges and agrees, on behalf of itself and each of its Affiliates and Representatives, that each such Person (i) shall be bound by the terms and conditions of any confidentiality agreement between Mr. Touzet or any other Touzet Purchaser and the property owner of any Touzet Option Property (or any of its representatives) in connection with the potential acquisition of any Touzet Option Property; provided that a copy of any such confidentiality agreement is provided to Parent, and (ii) shall treat and hold as confidential all information provided to any such Person in connection with any Touzet Option Property or the rights and obligations under in this Article 5.
     5.4 Definitions. For purposes of Sections 5.1 and 5.2, “Parkway Market” means any metropolitan statistical area in which Parkway Properties, Inc., or any of its subsidiaries, manages office properties as of the Closing Date.

ARTICLE 6
MISCELLANEOUS PROVISIONS
     6.1 Notices. Any notice, request or other communication to be given pursuant to this Agreement shall be given in writing (including electronic mail, facsimile or similar writing) and delivered in accordance with Section 16.1 of the Contribution Agreement.
     6.2 Entire Agreement. This Agreement, exhibits hereto, the Confidentiality Agreement and the Contribution Agreement constitute the entire agreement among the Parties concerning the subject matter hereof, and supersede all other prior agreements, understandings and negotiations, oral or written, between the Parties concerning such subject matter.
     6.3 Amendments and Waivers.
          6.3.1 No modification or waiver of this Agreement shall be enforceable unless made in a written instrument signed by the Party against whom the modification or waiver would apply.
          6.3.2 No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.
     6.4 No Assignments. No Party shall assign or delegate any of the rights or obligations under this Agreement to a third party without the prior written consent of the other Parties. Any such assignment which is not permitted under this Agreement shall be null and void.
     6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.
     6.6 Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally submits to the sole and exclusive personal jurisdiction of (a) the state courts of the State of Delaware, and (b) the United States District Court for the District of Delaware (and appropriate appellate courts therefrom), for the purposes of any dispute, claim, controversy, suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties further agrees and covenants (i) to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware and (ii) to not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties further agrees and covenants that if subject matter jurisdiction over any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Related Agreements, or the Transactions exists in the Court of Chancery of the State of Delaware by reason of Section 111 of the DGCL or if there otherwise exists a good faith basis for concluding that the Court of Chancery of the State of Delaware would have subject matter jurisdiction in connection with any such action, suit, or proceeding, then any such action, suit, or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware, and each Party agrees that it shall not attempt to deny or defeat subject matter jurisdiction over such action, suit, or proceeding in the Court of Chancery of the State of Delaware. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in (a) the United States District Court for the District of Delaware, or (b) any state court located in the City of Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on 6 Del. C. § 2708.
     6.7 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.
     6.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns.
     6.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     6.10 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original.
     6.11 Third Parties. Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any Person, other than the Parties (and their successors and permitted assignees), any rights under this Agreement.
     6.12 Exhibits. The exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof.
     6.13 Time Periods. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next Business Day.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

EOP:

EOLA OFFICE PARTNERS LLC

By:	/s/ James R. Heistand
Name: James R. Heistand
Title: Manager

EOC:

EOLA CAPITAL LLC

By:	/s/ Rodolfo Prio Touzet
Name: Rodolfo Prio Touzet
Title: Chief Executive Officer
Master Transaction Agreement

PARENT:

PARKWAY PROPERTIES, INC.

By:	/s/ Steven G. Rogers

Name: Steven G. Rogers
Title: President and CEO

By:	/s/ Richard Hickson

Name: Richard Hickson
Title: Executive Vice President and Chief Financial Officer

PARTNERSHIP: PARKWAY PROPERTIES LP

By:	Parkway Properties General Partners, Inc., general partner

	By:	/s/ James M. Ingram
Name: James M. Ingram
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ M. Jayson Lipsey
Name: M. Jayson Lipsey
Title: Senior Vice President and Fund Manager

EXECUTIVES:

/s/ James R. Heistand

Name: James R. Heistand

/s/ Rodolfo Prio Touzet

Name: Rodolfo Prio Touzet

/s/ Henry F. Pratt, III

Name: Henry F. Pratt, III
Master Transaction Agreement